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EXHIBIT 4.4

AMENDMENT TO THE
2001 STOCK OPTION PLAN
OF 2C COMPUTING, INC.

        THIS AMENDMENT (the "Amendment") to the 2001 Stock Option Plan of 2C Computing, Inc., an Alabama corporation (the "Company") is made effective as of August 5, 2002.

W I T N E S S E T H:

        WHEREAS, the Shareholders of the Company and the Board of Directors of the Company previously adopted the 2001 Stock Option Plan of 2C Computing, Inc.(the "Plan"); and

        WHEREAS, the Company desires to amend the Plan to reflect certain modifications and clarifications contemplated by that certain Plan and Agreement of Merger, dated as of July 19, 2002, by and among Avocent Corporation, Cybex Computer Products Corporation, Cybex Acquisition Corp., 2C Computing, Inc. and David S. Butler, as Escrow Representative (the "Merger Agreement").

        NOW THEREFORE, the Plan is hereby amended, as of the date hereof, as follows:

        Section 1.    Definitions.    Terms used herein but not otherwise defined shall have the same meaning as ascribed to them in the Plan.

        Section 2.    Stock Subject to Plan.    Although the stock subject to the Plan automatically adjusted to take into account the Corporation's 1,000-to-1 stock dividend declared by the Board as of February 25, 2002, Section 5.1 of the Plan is hereby amended, effective February 25, 2002, to clarify and confirm the number of shares subject to the Plan as follows:

  "5.1 Number. The total number of shares of Stock subject to issuance under the Plan may not exceed One Million Five Hundred Thousand (1,500,000), subject to adjustment as provided by Section 5.3 hereof. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose."

        Section 3.    Terms of Options.    Section 7 is hereby amended by deleting Section 7.8 and Section 7.9 in their entirety and replacing such with the following:

  "7.8 Termination of Employment Due to Death or Disability. In the event the employment of a Participant is terminated by reason of death or Disability, the rights under any then outstanding Option granted pursuant to the Plan (including, without limitation, any Options that become vested pursuant to Section 10 hereof) shall terminate upon the expiration date of the Option or one year after such date of termination of employment, whichever first occurs; provided, however, that should such Death or Disability occur prior to Avocent Corporation's receipt of the registration of the Plan pursuant to the filing of the appropriate documents ("S-8") with the United States Securities and Exchange Commission and any other applicable federal, state or local securities authorities allowing the Participants to exercise such options and receive fully registered and freely tradable stock of Avocent Corporation, then such time period for the termination of the Options shall be extended until the later of (i) the first to occur of the expiration date of the Option or one year after the date of such Death or Disability, or (ii) ninety (90) days after the date the Plan is so registered.

  7.9 Termination of Employment Other Than for Death or Disability. If the employment of the Participant shall terminate for any reason other than death or Disability, the rights under any then outstanding Option granted pursuant to the Plan (including, without limitation, any Options that become vested pursuant to Section 10 hereof) shall terminate upon the expiration date of the Option or three months after such date of termination of employment, whichever first occurs;

  provided, however, that should such employment termination occur prior to Avocent Corporation's receipt of the registration of the Plan pursuant to the filing of the appropriate documents ("S-8") with the United States Securities and Exchange Commission and any other applicable federal, state or local securities authorities allowing the Participants to exercise such options and receive fully registered and freely tradable stock of Avocent Corporation, then such time period for the termination of the Options shall be extended until the later of (i) the first to occur of the expiration date of the Option or three months after such date of termination of employment, or (ii) ninety (90) days after the date the Plan is so registered."

        Section 4.    Merger, Consolidation or Acquisition of Control.    Section 10 is hereby amended to provide the following introductory paragraph:

  "From and after August 5, 2002 and continuing thereafter, unless the merger contemplated by that certain Plan and Agreement of Merger, dated as of July 19, 2002, by and among Avocent Corporation, Cybex Computer Products Corporation, Cybex Acquisition Corp., 2C Computing, Inc. and David S. Butler, as Escrow    Representative (the "Merger Agreement") is not consummated, Section 10.3 hereof shall govern the outstanding Options subject to the Plan and Section 10.1 and Section 10.2 shall be of no force and effect. In the event that the transactions    contemplated by the Merger Agreement are not consummated, then Section 10.1 and Section 10.2 shall govern the outstanding Options subject to the Plan and Section 10.3 shall be void and of no force or effect."

        Section 5.    Treatment of Options Upon Certain Events.    The Plan is hereby amended to add the following paragraphs as Section 10.3 of the Plan:

  "10.3 Treatment of Options in Certain Events.

            (a)  Subject to Section 10.3(e) hereof, effective August 5, 2002, and continuing thereafter unless the merger contemplated by the Merger Agreement is not consummated, this Section 10.3 shall govern the Options then subject to the Plan and Section 10.1 and Section 10.2 shall be of no force or effect.

            (b)  Unless otherwise provided in this Section 10.3, no Participant shall be allowed to exercise his or her Options prior to the effective time of the merger contemplated by the Merger Agreement.

            (c)  At the effective time of the merger contemplated by the Merger Agreement the ISO's and NQSO's which have been granted pursuant to the Plan shall be converted into NQSOs to purchase common stock in Avocent Corporation in accordance with the Merger Agreement.

            (d)  All of the NQSO's which have been granted to each Participant pursuant to the Plan, but are then unvested, shall become vested immediately preceding the effective time of the merger contemplated by the Merger Agreement. Fifty percent (50%) of the ISO's which have been granted to each Participant pursuant to the Plan, but which immediately preceding the effective time of the merger contemplated by the Merger Agreement are unvested, shall become vested immediately preceding the effective date of the merger contemplated by the Merger Agreement and the remaining fifty percent (50%) of the ISO's (the "Unvested Options") shall become vested as follows: (i) fifty percent (50%) of the Unvested Options shall become vested on the first anniversary date of the effective date of the merger contemplated by the Merger Agreement, and (ii) the remaining Unvested Options shall become vested on the second anniversary date of the effective date of the merger contemplated by the Merger Agreement.

            (e)  In the event that the transactions contemplated by the Merger Agreement are not consummated, then immediately upon the date it is determined that the merger contemplated by the Merger Agreement is not to be consummated, Section 10.1 and Section 10.2 shall govern the Options then subject to the Plan and Section 10.3 shall be void and of no force or effect.

        Section 6.    Confirmation of Plan.    All the terms, covenants and conditions of the Plan, as previously amended, and as amended hereby, are hereby in all respects ratified and confirmed, and the Plan as so amended shall continue in full force and effect.

        Section 7.    Effective Time.    Unless otherwise specified herein, this Amendment shall be effective immediately as of August 5, 2002.

        Adopted effective as of the 5th day of August, 2002, by the Board of Directors of 2C Computing, Inc.

2C COMPUTING, INC.
By:	Donald J. Davidson
As Its:	President and Chief Executive Officer

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  EXHIBIT 4.4
AMENDMENT TO THE 2001 STOCK OPTION PLAN OF 2C COMPUTING, INC.